Exhibit 99.1

June 1, 2007

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF FISCAL YEAR 2007

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the second quarter (12 weeks) ended April 20, 2007 were $27,894,000, a decrease of 1.5% compared to sales in the second twelve weeks of the prior fiscal year.  The Company reported a net loss of $273,000 in the second quarter of fiscal year 2007 compared to net income of $72,000 in the same quarter of fiscal year 2006.

Sales for the first half (24 weeks) of the 2007 fiscal year were $60,207,000, a 4.3% decrease compared to the same period in 2006.  The Company incurred a net loss of $232,000 in the first half of 2007 compared to a net loss of $65,000 in the first half of last year.

Bridgford Foods Corporation, is a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	Apr 20, 2007	Apr 14, 2006

Sales	$27,894,000	$28,305,000
Cost of products sold, excluding depreciation	$17,944,000	$17,510,000
Selling, general & administrative expenses	$9,524,000	$9,841,000
Depreciation	$782,000	$892,000
Gain on sale of equity securities		$(106,000)
Income (loss) before taxes	$(356,000)	$168,000
Income tax provision (benefit)	$(83,000)	$96,000
Net income (loss)	$(273,000)	$72,000
Basic income (loss) per share	$(0.03)	$0.01
Average shares outstanding	9,940,000	9,966,000

	24 Weeks Ended	24 Weeks Ended
	Apr 20, 2007	Apr 14, 2006

Sales	$60,207,000	$62,880,000
Cost of products sold, excluding depreciation	$39,500,000	$41,063,000
Selling, general & administrative expenses	$19,444,000	$20,211,000
Depreciation	$1,563,000	$1,784,000
Gain on sale of equity securities		$(106,000)
Income (loss) before taxes	$(300,000)	$(72,000)
Income tax provision (benefit)	$(68,000)	$(7,000)
Net income (loss)	$(232,000)	$(65,000)
Basic income (loss) per share	$(0.02)	$(0.01)
Average shares outstanding	9,948,000	9,970,000

CONTACT:  Bridgford Foods Corporation

R. Lancy, 714/526-5533